Exhibit (d)(13)

            TRADUCTION NON OFFICIELLE - POUR INFORMATION UNIQUEMENT


                               NIKU CORPORATION

                                OFFRE D'ECHANGE
                             DE CERTAINES OPTIONS
           NIKU CORPORATION EN CIRCULATION AYANT UN PRIX D'EXERCICE
                     EGAL OU SUPERIEUR A 7,50 $ PAR ACTION
                          CONTRE DE NOUVELLES OPTIONS

                             PLAN ANNEXE FRANCAIS

         Le present Plan annexe (le " Plan Annexe ") s'applique aux options attribuees par Niku Corporation ou toute societe lui succedant (la " Societe ") en vertu du Plan d'interessement en actions Niku Corporation 2000 Equity Incentive Plan, dans sa version modifiee du 11 fevrier 2003 (le " 2000 Equity Incentive Plan ") conformement a l'Offre d'Echange de Certaines Options Niku Corporation en Circulation Ayant un Prix d'Exercice Egal ou Superieur a 7,50 US$ par Action Contre de Nouvelles Options, en date du 15 avril 2003 (l'"Offre " et, conjointement avec le Plan d'interessement en actions Equity Incentive Plan et toute autre convention d'option conclue, conformement a l'Offre, entre la Societe et les Beneficiaires Francais definis aux presentes, le " Plan ") aux participants ayant la qualite de salaries de Niku France SAS (la " Filiale Francaise ") (les " Options ") (ces salaries etant designes, collectivement, les " Beneficiaires Francais", et individuellement un " Beneficiaire Francais").

         Sous reserve des stipulations du present Plan Annexe, les Options restent soumises aux termes et conditions du Plan. Cependant, si l'une des dispositions du Plan est contraire a l'une des dispositions du present Plan Annexe, la disposition prevue au Plan Annexe prevaut.

         Sauf disposition contraire du present Plan Annexe, les termes portant une majuscule mentionnes aux presentes auront la signification qui leur est attribuee dans le Plan.

         Nonobstant toute disposition contraire du Plan, les Options seront soumises, mutatis mutandis et dans la mesure ou cela sera pertinent et compatible avec le droit des societes applicable a la Societe, aux dispositions des Articles L. 225-177 a L. 225-186 du Code du commerce francais (la " Loi Francaise sur les Societes ") et des Articles L. 174-8 a L. 174-21 du decret n(degree) 67-236 du 23 mars 1967 (le " Decret " et, conjointement avec la Loi Francaise sur les Societes, les " Dispositions Legales Francaises "), y compris les dispositions ci-apres.

1. Le nombre total d'actions de la Societe auxquelles les Options non exercees et les options attribuees en vertu de plans precedents donnent droit n'excedera pas un tiers du capital social de la Societe.

2. Les Options ne seront attribuees qu'aux Beneficiaires Francais ne detenant pas plus de 10 % du capital de la Societe au jour de l'attribution de ces Options.

3. Aucune Option ne peut etre attribuee par la Societe plus de trente-huit (38) mois apres l'approbation de la version modifiee du Plan d'Interessement au Capital.

4. Le prix d'exercice des Options sera determine a la date d'attribution desdites Options par le Comite. Ce prix d'exercice sera determine par la moyenne entre le prix du Closing Bid et le prix de demande des actions ordinaires de la Societe sur le marche Nasdaq SmallCap (la " Valeur de Marche ") a la date d'attribution et ne sera pas inferieur a 80 % de la Valeur de Marche moyenne des 20 seances boursieres precedant la date d'attribution, arrondie au chiffre superieur. Le prix d'exercice et le nombre d'actions souscrites sur exercice des Options ne peuvent etre reajustes que dans le cas de survenance de l'un des evenements enumeres aux alineas 5 et 6 de l'Article L. 225-161 de la Loi Francaise sur les Societes (reduction de capital motivee par des pertes et emission d'actions a dividende prioritaire sans droit de vote), aux alineas 1 et 3 de l'article L. 225-162 de la Loi Francaise sur les Societes (emission d'actions contre numeraire, ou par incorporation des reserves, benefices ou primes d'emission, distribution de reserves en especes ou en titres, et emission d'obligations convertibles ou echangeables) et a l'Article D. 174-9 du Decret (rachat par la Societe de ses propres actions a un prix superieur au prix du marche) conformement aux Dispositions Legales Francaises.

5. Les Options ne peuvent pas etre exercees avant le quatrieme anniversaire de leur attribution.

6. La periode de detention de quatre annees mentionnee a l'Article 5 ci-dessus ne s'applique pas en cas de :

         -     deces du Beneficiaire Francais ; ou

         - incapacite du Beneficiaire Francais correspondant a la deuxieme ou a la troisieme des categories prevues par l'Article L. 341-1 du Code de la securite sociale francais ;

         etant precise que le Beneficiaire Francais ou ses heritiers, selon le cas, ne sera en droit d'exercer les Options que dans la mesure ou celles-ciauraient pu etre exercees par le Beneficiaire Francais a la date de son deces ou de son incapacite, et les Options ne resteront exercables que dans un delai maximum de (i) douze (12) mois suivant l'incapacite du Beneficiaire Francais (ou toute autre periode plus courte ou plus longue determinee par le Comite, cette periode ne pouvant cependant etre inferieure a six (6) mois ni superieure a cinq
         (5) ans), conformement au Plan, et (ii) six (6) mois suivant le deces du Beneficiaire Francais.

7. Les droits lies aux Options ne sont ni cessibles ni transferables, etant precise toutefois qu'en cas de deces d'un Beneficiaire Francais, les Options a lui attribuees pourront etre exercees par ses heritiers dans les six mois suivant la date du deces.

8. Chaque Beneficiaire Francais joint a sa declaration annuelle de revenus pour l'annee au cours de laquelle les Options sont exercees, un releve indiquant notamment :

         - le nom, l'adresse du siege social et du principal etablissement de la Filiale Francaise ;

         - les dates auxquelles ces Options ont ete attribuees et exercees, le nombre d'actions resultant de l'exercice de ces Options, et le prix d'exercice ; et

         - la difference entre la Valeur de Marche moyenne des 20 jours precedant la date d'attribution, d'une part, et le prix d'exercice des options, d'autre part, si cette difference represente plus de 5 % de cette Valeur de Marche moyenne.

         Ce releve aura ete transmis a chaque Beneficiaire Francais par la Filiale Francaise au plus tard le 15 fevrier de l'annee au cours de laquelle cette declaration fiscale annuelle doit etre remplie.

9. La Filiale Francaise adresse aux autorites fiscales competentes dont releve la Filiale Francaise une copie du releve adresse a chaque Beneficiaire Francais mentionne a l'article 8 de la presente au plus tard le 15 fevrier de l'annee au cours de laquelle la declaration fiscale annuelle pour l'annee d'exercice de toute Option doit etre remplie.

10. La Societe communique a la Filiale Francaise les informations necessaires pour lui permettre de satisfaire aux obligations enumerees a l'article 9 de la presente.

11. A l'exception de la periode de detention de deux ans prevue par le second alinea de l'Article 200 A 6 du Code des impots francais, dont le respect est laisse a la discretion des Beneficiaires Francais, le Beneficiaire Francais s'engage a respecter toutes les obligations necessaires pour permettre a la Societe et a la Filiale Francaise de remplir les conditions necessaires pour pretendre au benefice du regime fiscal et social favorable prevu par les Articles 80 bis et 163 bis C du Code general des des impots francais et par le second alinea de l'article L. 242-1 du Code de la securite sociale francais, ou a toute disposition equivalente ou similaire leur succedant.